SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): September 6, 1995


                              SILGAN HOLDINGS INC.
             (Exact name of registrant as specified in its charter)


Delaware             33-28409                 06-1269834
- --------             --------                 ----------
(State or other      (Commission File Number) (IRS Employer
jurisdiction of                                Identification No.)
incorporation)



         4 Landmark Square, Stamford, Connecticut                  06901
         ---------------------------------------------------------------
         (Address of principal executive offices)             (Zip Code)



Registrant's telephone number, including area code:  (203) 975-7110


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Item 5:  Other Events.

             The Court of Chancery of the State of Delaware (the "Chancery Court") rendered its decision, dated June 15, 1995, in respect of the appraisal proceedings filed by certain former stockholders of Silgan Corporation ("Silgan") in connection with the merger of a wholly owned subsidiary of Silgan Holdings Inc. ("Holdings") with and into Silgan on June 30, 1989 (the "1989 Merger"). As a result of the 1989 Merger, Silgan became a wholly owned subsidiary of Holdings and Silgan's Class B common stock was converted into the right to receive $6.50 per share (the "Merger Consideration"). In 1989, certain holders of 1,050,000 shares of Silgan's Class B common stock filed petitions for appraisal against Silgan in the Chancery Court, seeking appraisal of their shares of Class B common stock. Prior to the trial for the appraisal, Silgan and the former holders of 650,000 shares of Silgan's Class B common stock agreed to a settlement with respect to the value of such shares, and Silgan made payment in full in respect of such settlement.

             With respect to the remaining 400,000 shares of Silgan's Class
B common stock still subject to the appraisal proceedings, the Chancery Court's decision in such appraisal proceedings awarded the former holders of such shares of Class B common stock $5.94 per share, such amount per share being less than the Merger Consideration per share, plus simple interest at a rate per annum of 9.5%. The right of the petitioners in such appraisal proceedings to appeal the Chancery Court's decision has expired, and Silgan has tendered payment for such shares.

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                                   SIGNATURES


             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   SILGAN HOLDINGS INC.


                                                   By:/s/ Harley Rankin, Jr.
                                                      Harley Rankin, Jr.
                                                      Executive Vice President,
                                                      Chief Financial Officer
                                                      and Treasurer

Date:  September 27, 1995


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